Shutterfly, Inc. Performance Bonus Plan

The Shutterfly, Inc. Performance Bonus Plan (“Plan”) is designed to motivate employees to consistently exceed our high standards and deliver world-class products and services. The Plan is designed to provide eligible participants with the opportunity to share in Shutterfly, Inc.’s (the “Company”) success and value creation with stockholders, thereby aligning employee and stockholder interests and driving increased stockholder value.

Key Plan Components
•The Performance Bonus Plan is based on the established Company performance metrics measured and rewarded on an annual basis. This design aligns rewards with profitability.
◦Shutterfly, Inc. performance determines the overall bonus pool funding.
◦Company Performance goals are Adjusted EBITDA (earnings before interest, taxes, depreciation & amortization).
◦The Company must achieve a minimum (threshold) level of Adjusted EBITDA in order for the bonus pool to be funded and for any bonuses to be paid in a given year.1

•The Company, in its sole discretion, will establish on an annual basis, Adjusted EBITDA (Earnings Before Interest Taxes Depreciation Amortization) target and a payout formula to serve as a guide for determining any bonus payouts.
◦For every dollar of Adj EBITDA above 100%, $0.50 will go towards additional bonus funding.
◦For every dollar below 100%, down to 50%, $1.00 will be removed from bonus.
◦For every dollar below 50% down to 0%, $0.50 will be removed from bonus.
◦The maximum annual payout under the plan will be 200%.

•The bonus will be comprised as follows:
◦50% Shutterfly Inc. Performance
◦50% Divisional Performance: Consumer, Enterprise and Lifetouch
◦Corporate and Operations employees will have 100% of their bonus based on Shutterfly, Inc. results

•The individual bonus amount will be differentiated based on individual performance as evaluated as part of each employee’s year-end performance rating. Individual Performance Multiplier will be applied based on employee’s performance and achievement of goals and objectives.
Plan Details
Participation: Regular full-time and part-time corporate Shutterfly, Inc. and its subsidiaries employees are eligible to participate in the Performance Bonus Plan. Employees subject to the Operations Bonus Plan or any other Shutterfly bonus plan, contingent employees, interns, contractors, and consultants are ineligible. New hires and internal transfer employees will be eligible for the plan as of hire date or transfer date on a pro-rata basis.

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1 For 2019 only, this overall bonus pool funding is guaranteed at the 50% level for VP and below level employees. This is separate from divisional and individual performance and does not guarantee any individual participant bonus at 50% of their target.

Eligibility in one year does not guarantee eligibility in future years. Employees may contact Human Resources to determine whether or not they are eligible. Existing regular employees who are promoted into positions eligible for this performance plan during the year are eligible to earn a prorated bonus for that year.

This Plan replaces any prior corporate bonus program. Company has the express authority to interpret and administer the Performance Bonus Plan in its discretion, including without limitation, issues related to eligibility and payment.

Bonus Target: Participants are assigned an individual bonus target based on their position in the Company. This target is a percentage of an employee’s base salary.
Payments: Plan awards are determined based on Company performance. If the Company fails to achieve the minimum Adjusted EBITDA targets, no funding for the Plan will be provided for that year.
Payments if any, will be paid approximately two pay periods following the public announcement of Q4 financial performance and after the bonus is reasonably calculable, or as soon as reasonably possible thereafter. All Plan awards will be paid net of all applicable tax withholding and deductions.
Payment Eligibility Conditions: In addition to meeting at least the minimum threshold for Company performance, participants are also subject to the following conditions:
•Participants on an approved leave of absence other than a personal leave of absence during any portion of the performance period shall be eligible for a pro-rated bonus.
•Bonuses are not earned until paid. A participant whose employment ends before the payment date will not be eligible to earn a bonus. Plan awards are subject to all applicable taxes and withholdings.
•Eligible Participants must not be “Ineligible Due to Individual Performance” on the first day of a performance year in order to be eligible for payment. An Employee who is “Ineligible Due to Individual Performance” is either: 1) not meeting job expectations; 2) behaving in a manner that would be grounds for discharge for cause; and/or 3) subject to a verbal or written warning during the reviewed year.
•Participants have no right to assign or transfer any interest under this Plan.
Plan Changes: To the extent permitted by law, the Company reserves complete discretion and rights to amend, modify or terminate this program at any time without notice.
Recoupment Policy: The Company’s Executive Officer Recoupment Policy, in addition to any requirements imposed pursuant to applicable law, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall apply to all bonuses paid from this plan.

Example for Shutterfly Consumer, Shutterfly Enterprise, Lifetouch

Bonus Funding	Bonus Pool Allocation								Individual Bonus Calculation						Final Bonus
	Consumer, Enterprise & Lifetouch (50% Shutterfly, Inc. + 50% Division)
Bonus Pool Funding: Shutterfly, Inc. Adj. EBITDA Performance	Shutterfly, Inc. Performance	x	Shutterfly, Inc. 50%	+	Division Performance	x	Division 50%	x	Bonus Eligible Salary	x	Employee Bonus Target %	x	Individual Multiplier	=	Annual Bonus Amount
Example 1: 80%	80%	x	50%	+	70%	x	50%	x	$60,000	x	10%	x	120%	=	$5,400.00
Example 2: 100%	100%	x	50%	+	100%	x	50%	x	$60,000	x	10%	x	90%	=	$5,400.00
Example 3: 120%	120%	x	50%	+	130%	x	50%	x	$60,000	x	10%	x	100%	=	$7,500.00

Example for Corporate G&A and Operations

Bonus Funding	Bonus Pool Allocation		Individual Bonus Calculation						Final Bonus
	G&A, Operations
Bonus Pool Funding %: Shutterfly, Inc. Adj. EBITDA Performance	Shutterfly, Inc. Performance: 100%	x	Bonus Eligible Salary	x	Employee Bonus Target %	x	Individual Multiplier	=	Annual Bonus Amount
Example 1: 80%	80%	x	$60,000	x	10%	x	120%	=	$5,760
Example 2:100%	100%	x	$60,000	x	10%	x	90%	=	$5,400
Example 3: 120%	120%	x	$60,000	x	10%	x	100%	=	$7,200

The Company will not be bound by or liable to any employee for any representation, promise or inducement made by any person that is not embodied in this program or in any authorized written modification or amendment to this plan. Nothing here alters the “at will” employment relationship with the Company, as described in the employee handbook. Neither the program nor the transactions authorized under the program constitute an express or implied promise of continued employment for any period. Nothing in the program shall interfere with or limit in any way the right of the employee or the Company to terminate employment at any time, with or without cause or notice.